UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Cal-Maine Foods, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of
Annual Meeting
and
Proxy Statement

October 4, 2019

NOTICE OF ANNUAL MEETING
October 4, 2019

TO THE STOCKHOLDERS:
The Annual Meeting of Stockholders of Cal-Maine Foods, Inc. will be held at the corporate offices of Cal-Maine Foods, Inc. at 3320 W. Woodrow Wilson Avenue, Jackson, Mississippi 39209, at 10:00 a.m., Central Time, on Friday, October 4, 2019, for the following purposes:

1.	To elect six directors to serve for the ensuing year;

2.	To ratify the selection of Frost, PLLC as our independent registered public accounting firm for fiscal year 2020; and

3.	To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.
August 9, 2019, has been fixed as the record date for determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.
The directors sincerely desire your presence at the meeting. However, so that we may be sure your vote will be included, please sign, date and return the enclosed proxy card promptly. A self-addressed, postage-paid return envelope is enclosed for your convenience.
FOR THE BOARD OF DIRECTORS
MAX P. BOWMAN, SECRETARY
Dated: August 30, 2019

STOCKHOLDERS ARE URGED TO VOTE BY DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 4, 2019.

CAL-MAINE FOODS, INC.
3320 W. Woodrow Wilson Avenue
Jackson, Mississippi 39209
PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD OCTOBER 4, 2019
The information set forth in this proxy statement is furnished in connection with the Annual Meeting of Stockholders of Cal‑Maine Foods, Inc. (the “Company”) to be held on October 4, 2019, at 10:00 a.m., central time, at our principal executive offices, 3320 W. Woodrow Wilson Avenue, Jackson, Mississippi 39209. A copy of our Annual Report to Stockholders for the fiscal year ended June 1, 2019 (the “Annual Report”), accompanies this proxy statement. Our telephone number is (601) 948-6813. The terms “we,” “us” and “our” used in this proxy statement refer to the Company.
GENERAL MATTERS
Additional copies of the Annual Report, and Notice of Annual Meeting, proxy statement and proxy card for the 2019 Annual Meeting of Stockholders will be furnished without charge to any stockholder upon written request to: Cal-Maine Foods, Inc., ATTN: Max P. Bowman, Secretary, Post Office Box 2960, Jackson, Mississippi 39207. Exhibits to the Annual Report on Form 10-K for the fiscal year ended June 1, 2019, may be furnished to stockholders upon the payment of an amount equal to the reasonable expenses incurred by us in furnishing such exhibits. A list of the stockholders of record as of the record date will be available for inspection by stockholders of the Company at the Company’s corporate offices for 10 days preceding the date of the Annual Meeting.
The following proxy materials are first being sent on or about August 30, 2019 to stockholders of record on August 9, 2019 and, while we are not soliciting proxies by internet, are being made available free of charge at our website, https://www.calmainefoods.com/investors/proxy-material/:

•	The Notice of Annual Meeting and Proxy Statement for the 2019 Annual Meeting of Stockholders;

•	The Annual Report; and

•	The form of proxy card being distributed to stockholders in connection with the 2019 Annual Meeting of Stockholders.
Certain stockholders sharing an address may have received only one copy of this proxy statement and the Annual Report. The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and the Annual Report to a stockholder at a shared address to which only a single copy of such documents were delivered.
If you want to receive separate copies of the Company’s Annual Report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you can make these requests through the following sources:
Stockholders of record should contact the Company’s Secretary in writing or by telephone at Cal-Maine Foods, Inc., ATTN: Max P. Bowman, Secretary, Post Office Box 2960, Jackson, Mississippi 39207, telephone number (601) 948-6813.
Stockholders who are beneficial owners should contact their bank, broker or other nominee record holder.
Our Board of Directors is soliciting the enclosed proxy. The proxy may be revoked by a stockholder at any time before it is voted by filing with our Secretary a written revocation of such proxy or a duly executed proxy bearing a later date. The proxy also may be revoked by a stockholder attending the meeting, withdrawing the proxy, and voting in person.
The Company is not using a proxy solicitor. All expenses incurred in connection with the solicitation of proxies will be paid by us. In addition to the solicitations of proxies by mail, our directors, officers, and regular employees may solicit proxies in person, by telephone, mail, email, telecopy or employee communications. We will not pay such persons additional compensation for their proxy solicitation efforts. We will, upon request, reimburse banks, brokerage houses and other institutions, and fiduciaries for their expenses in forwarding proxy materials to their principals. No proxies will be solicited via the Internet or website posting.

VOTING SHARES
Stockholders of record at the close of business on August 9, 2019, are eligible to vote at the Annual Meeting in person or by proxy. As of the record date, 43,893,340 shares of our common stock were outstanding, and 4,800,000 shares of our Class A common stock were outstanding.
Each share of common stock is entitled to one vote on each matter to be considered at the Annual Meeting. Each share of Class A common stock is entitled to 10 votes on each such matter. The holders in person or by proxy of shares of our common stock and/or Class A common stock representing a majority of the voting interest of all the outstanding shares of our common stock and Class A common stock, considered together as a group, will constitute a quorum for purposes of the 2019 Annual Meeting of Stockholders. The ratification of the selection of our independent registered public accounting firm requires the vote of a majority of the voting interest present in person or represented by proxy. The election of directors requires a plurality of the votes cast.
If a quorum is not present in person or by proxy, the holders of shares representing a majority of the voting interest of all such shares present may, without notice other than announcement at the meeting, adjourn the meeting from time to time, until a quorum is present, and at any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.
If your shares are held in a stock brokerage account by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your bank, broker or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and your bank, broker or other nominee will send you instructions on how to submit your voting instructions.
If you are a stockholder of record and you make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our Board of Directors, as provided below. If you are a beneficial owner and you do not provide voting instructions to your bank, broker or other nominee holding shares for you, your shares will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (“NYSE”) governing brokers (regardless of the exchange on which the company is listed) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, NYSE rules prohibit your bank, broker or other nominee to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.
Under the NYSE rules, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. If you are a beneficial owner and you do not provide voting instructions to your bank, broker or other nominee holding shares for you, your shares may be voted with respect to the ratification of the appointment of our independent registered public accounting firm.
Under the NYSE rules, the proposal relating to the election of directors is a non-discretionary proposal. If you are a beneficial owner and you do not provide voting instructions to your bank, broker or other nominee holding shares for you, your shares will not be voted with respect to the election of directors (resulting in a “broker non-vote”).
Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions are counted for purposes of determining whether a quorum is present and will have the same effect as a vote against proposals other than the election of directors.
Election of Directors. Both the shares of common stock and the shares of Class A common stock have the right of cumulative voting in the election of directors. Cumulative voting means that each stockholder is entitled to cast as many votes as he or she has the right to cast (before cumulating votes), multiplied by the number of directors to be elected. All such votes may be cast for a single nominee or may be distributed among the nominees to be voted for as the stockholder sees fit. To exercise cumulative voting rights by proxy, a stockholder must clearly designate the number of votes to be cast for any given nominee. Under Delaware law, votes that are withheld from a director’s election will be counted toward a quorum but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election. The election of directors requires a plurality of the votes cast, which means that the candidates receiving the highest number of “FOR” votes will be elected.
The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal	Voting Options	Votes Required To Adopt Proposal	Effect of Abstentions	Effect of Broker Non-Votes
No. 1: Election of directors	For or withhold on all nominees, or allocate votes among the nominees	Plurality of votes cast	N/A	No effect
No. 2: Ratification of selection of independent registered public accounting firm	For, against or abstain	Majority of voting interest present in person or by proxy	Treated as votes against	N/A

Shares represented by a properly executed and returned proxy card will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, the person or persons named on the proxy card will vote:

•	FOR the election of the six nominees named in this proxy statement to serve as directors of the Company;

•	FOR the ratification of our selection of Frost, PLLC as independent registered public accounting firm of the Company for fiscal year 2020; and

•	In their discretion with respect to any unanticipated matters not included in this proxy statement that may properly come before the Annual Meeting or any adjournments thereof.
In accordance with Delaware law, the Company will appoint two inspectors of election. The inspectors will take charge of and will count the votes and ballots cast at the Annual Meeting and will make a written report on their determination.

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth information as to the beneficial ownership of our common stock and Class A common stock as of August 9, 2019, unless otherwise indicated, by:

•	each person known by us to beneficially own more than 5% of either class outstanding, and

•
each director of the Company, each nominee to serve as a director, each executive officer named in the Summary Compensation Table (each a “named executive officer”) and by all directors and executive officers as a group.

Name of Beneficial Owner (1)	Common Stock and Class A Common Stock				Percentage of Total Voting Power (3)
	Number of Shares Beneficially Owned (2)		Percentage of Class Outstanding
	Common	Class A	Common	Class A
Adolphus B. Baker and Jean Morris Adams, as co-trustees of the Fred R, Adams, Jr. Daughter’s Trust (4)	6,621,009	3,487,192	15.1%	72.6%	45.2%
Adolphus B. Baker and Jean Morris Adams, as co-trustees of the Jean Reed Adams Trust (5)	3,312,601	-0-	7.5%	-0-	3.6%
Fred R. Adams, Jr. through Adolphus B. Baker and Jean Morris Adams, as co-conservators (6)	11,574,512	3,487,192	26.4%	72.6%	50.5%
Jean Morris Adams (7)	1,064,713	-0-	2.4%	-0-	1.2%
Adolphus B. Baker (8)	539,958	1,312,808	1.2%	27.4%	14.9%
Max P. Bowman (9)	4,470	-0-	*	-0-	*
Charles J. Hardin (10)	25,630	-0-	*	-0-	*
Robert L. Holladay, Jr. (11)	14,596	-0-	*	-0-	*
Letitia C. Hughes (12)	34,322	-0-	*	-0-	*
Sherman L. Miller (13)	18,911	-0-	*	-0-	*
James E. Poole (14)	8,222	-0-	*	-0-	*
Steve W. Sanders (15)	14,722	-0-	*	-0-	*
BlackRock, Inc. (16)	4,540,607	-0-	10.3%	-0-	4.9%
The Vanguard Group, Inc. (17)	3,943,278	-0-	9.0%	-0-	4.3%
T. Rowe Price Associates, Inc. (18)	3,549,779	-0-	8.1%		3.9%
Cal-Maine Foods, Inc. KSOP	2,153,994	-0-	4.9%	-0-	2.3%
All directors and executive officers as a group (9 persons) (19)	11,179,958	4,800,000	25.5%	100.0%	64.7%
Timothy A. Dawson (20)	21,171	-0-	*	-0-	*
_______________
* Less than 1%

(1)
The mailing address of each beneficial owner is Cal-Maine Foods, Inc., Post Office Box 2960, Jackson, MS 39207, except that the addresses are set forth in the Notes below for Blackrock, Inc., The Vanguard Group, Inc. and T. Rowe Price Associates, Inc.

(2)
The information as to beneficial ownership is based on information known to us or statements furnished to us by the beneficial owners. As used in this table, “beneficial ownership” has the meaning given in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), i.e. the sole or shared power to vote or to direct the voting of a security, or the sole or shared investment power with respect to a security (the power to dispose of or to direct the disposition of a security). For purposes of this table, a person is deemed as of any date to have “beneficial ownership” of any security that such person has the right to acquire within 60 days of such date.

(3)
Percentage of total voting power represents voting power with respect to all shares of our common stock and Class A common stock, voting together as a single class. Each share of common stock is entitled to one vote and each share of Class A common stock is entitled to ten votes. Shares of Class A common stock are automatically converted into common stock on a share per share basis in the event the beneficial or record ownership of any such share of Class A common stock is transferred to any person or entity other than Mr. Adams or his “Immediate Family Members” or “Permitted Transferees,” as defined in our Second Amended and Restated Certificate of Incorporation filed July 20, 2018. Each share of Class A common stock is convertible, at the option of its holder, into one share of common stock at any time.

(4)
Such shares are held of record by DLNL, LLC, a Delaware limited liability company (“Daughters’ LLC”). Although Mr. Baker is the sole managing member of the Daughters’ LLC with sole voting power, during the lifetime of Mr. Adams, Mr. Baker is required to vote the shares previously held by Mr. Adam’s conservatorship as directed by the co-trustees of the Revocable Trust Agreement of Fred R. Adams, Jr. Daughters’ Trust dated as of July 20, 2018 (“Daughters’ Trust”), a member of the Daughters’ LLC. Mr. Baker and Mrs. Adams are co-trustees of the Daughters’ Trust and have or share voting and dispositive power over 6,621,009 shares of common stock and 3,487,192 shares of Class A common stock. In addition, Mr. Baker has sole voting and dispositive power over an additional 1,312,808 shares of Class A common stock held by the Daughters’ LLC. See Note 8 below. Mr. Adams is the lifetime beneficiary of the Daughters’ Trust and the daughters of Mr. Adams will become the primary beneficiaries after Mr. Adams’ death. Additionally, after Mr. Adams’ death, Mr. Baker will become the sole trustee of such trust with sole voting power.

(5)
Such shares are held of record by Mr. Baker and Mrs. Adams as co-trustees of the Revocable Trust Agreement of Jean Reed Adams Trust dated as of July 20, 2018 (“Mrs. Adams’ Trust”), who share voting and dispositive power over such shares. Mr. Adams is the lifetime beneficiary of such trust and Mrs. Adams will become the primary beneficiary after Mr. Adams’ death. Additionally, after Mr. Adams’ death, Mrs. Adams will become the sole trustee of such trust with sole voting power.

(6)
Mr. Adams is our Chairman Emeritus. A conservatorship was established on November 7, 2011, to manage Mr. Adams’ affairs, with Mrs. Adams and Mr. Baker as co-conservators, as a result of the impairment of Mr. Adams’ health related to his previously disclosed stroke. Mr. Adams continues to consult regularly with the Company, and it is expected that he will continue to do so for as long as he is able. Pursuant to the conservatorship, Mr. Baker and Mrs. Adams have the exclusive power to vote or direct the voting of Mr. Adams’ shares. While they also have dispositive power over such shares, disposition of such shares may require court approval in accordance with Mississippi conservatorship laws. The above includes (i) 576,189 shares of common stock accumulated under Mr. Adams’ KSOP account, (ii) 3,312,601 shares of common stock held by Mrs. Adams’ Trust (a revocable trust of which Mr. Adams is the settlor) described in Note (5), (iii) 6,621,009 shares of common stock and 3,487,192 shares of Class A common stock held by the Daughters’ LLC, which shares were contributed by the Daughters’ Trust (a revocable trust of which Mr. Adams is the settlor) described in Note (4), and (iv) 1,064,713 shares held by Mrs. Adams’ and described in Note (7), as to which Mr. Adams disclaims beneficial ownership.

(7)
Mrs. Adams is the spouse of Mr. Adams, our Chairman Emeritus. These 1,064,713 shares above are held by Mrs. Adams directly. Mrs. Adams’ beneficial ownership also includes shares as to which she shares voting power as co-trustee of the Daughters’ Trust and the Mrs. Adams’ Trust and as co-conservator of Mr. Adams’ conservatorship, as more fully described in Notes 4, 5 and 6 above. Mrs. Adam’s aggregate percentage of total voting power is 50.5%.

(8)
Mr. Baker is Chairman of the Board, a director and a director nominee, and is our Chief Executive Officer. The 539,958 shares of common stock includes (i) 229,883 shares of common stock, owned by Mr. Baker’s spouse separately as to which Mr. Baker disclaims beneficial ownership, (ii) 4,903 shares of common stock accumulated under his spouse’s KSOP account as to which Mr. Baker disclaims beneficial ownership, (iii) 146,402 shares of common stock accumulated under Mr. Baker’s KSOP account, (iv) 19,882 shares of unvested restricted common stock, and (v) 1,312,808 shares of Class A common stock held by Daughters’ LLC and contributed by Mr. Baker (including 3,563 shares of Class A common stock contributed by Mr. Baker’s spouse). Mr. Baker’s beneficial ownership also includes shares as to which he shares voting power as co-trustee of the Daughters’ Trust and the Mrs. Adams’ Trust and as co-conservator of Mr. Adam’s conservatorship, as more fully described in Notes 4, 5 and 6 above. Mr. Baker’s aggregate percentage of total voting power is 64.3%.

(9)
Mr. Bowman is a director and is our Vice President – Chief Financial Officer, Treasurer, and Secretary. Includes 178 shares of common stock accumulated under his KSOP account and 2,292 shares of unvested restricted common stock.

(10)	Mr. Hardin is our Vice President – Sales. Includes 21,610 shares of common stock accumulated under his KSOP account and 3,976 shares of unvested restricted common stock.

(11)	Mr. Holladay is our Vice President – General Counsel. Includes 3,906 shares of common stock accumulated under his KSOP account and 6,622 shares of unvested restricted common stock.

(12)	Ms. Hughes is a director and a director nominee. Includes 6,622 shares of unvested restricted common stock.

(13)
Mr. Miller is a director and a director nominee, and is President and Chief Operating Officer. Includes 1,170 shares of common stock accumulated under his spouse’s KSOP account as to which Mr. Miller disclaims beneficial ownership, 3,553 shares of common stock accumulated under Mr. Miller’s KSOP account, and 6,622 shares of unvested restricted common stock.

(14)	Mr. Poole is a director and a director nominee. Includes 400 shares of common stock owned through Mr. Poole’s individual retirement account and 6,622 shares of unvested restricted common stock.

(15)	Mr. Sanders is a director and a director nominee. Includes 6,622 shares of unvested restricted common stock.

(16)
This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on or about January 24, 2019, by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A reports that BlackRock has sole voting power over 4,460,563 of such shares and sole dispositive power over 4,540,607 of such shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(17)
This information is based solely on a Schedule 13G/A filed with the SEC on or about February 11, 2019, by The Vanguard Group, Inc. (“Vanguard”). The Schedule 13G/A reports that Vanguard has sole voting power over 43,684 of such shares, shared voting power over 8,089 of such shares, sole dispositive power over 3,894,016 of such shares, and shared dispositive power over 49,262 of such shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(18)
This information is based solely on a Schedule 13G/A filed with the SEC on or about February 14, 2019, by T. Rowe Price Associates, Inc. (“Price Associates”). The Schedule 13G/A reports that Price Associates has sole voting power over 649,244 of such shares and sole dispositive power over 3,549,779 of such shares. Price Associates’ address is 100 E. Pratt Street, Baltimore, MD 21202.

(19)
Includes shares of common stock accumulated under the KSOP. Also includes shares of common stock as to which Messrs. Baker and Miller disclaim beneficial ownership in such shares, as described in Notes (8) and (13) above. A total of 757,911 shares of common stock accumulated in the KSOP for the benefit of the persons in Notes (6), (8) through (11) above, also are included in the 2,153,994 shares shown in the table as owned by the KSOP.

(20)
Mr. Dawson resigned as Vice-President, Chief Financial Officer, Treasurer and Secretary and director effective October 5, 2018, and retired from the Company effective January 25, 2019, following a transition period. Includes 5,889 shares of common stock accumulated under his KSOP account.

As previously disclosed in the Company’s Current Reports on Form 8-K filed with the SEC on June 5, 2018 and July 20, 2018, following the death of Mr. Adams there will be a change of control of the Company from Mr. Baker and Mrs. Adams, acting jointly, to Mr. Baker. The Company will remain however, a “controlled company” under the NASDAQ listing standards because immediate family members of Mr. Adams will continue to beneficially own more than 50% of the voting power of the Company’s stock.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Our bylaws provide that the number of directors shall be fixed by resolution of the Board of Directors and that the number may not be less than three nor more than 12. The Board of Directors has fixed the number of directors at six as of the date of the Annual Meeting. Unless otherwise specified, proxies will be voted FOR the election of the six nominees named below to serve until the next annual meeting of stockholders and until their successors are elected and qualified. If, at the time of the Annual Meeting, any of the nominees named below is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person or persons as the Board of Directors may designate in their discretion, unless otherwise directed.
The Board of Directors has designated Adolphus B. Baker, Max P. Bowman, Letitia C. Hughes, Sherman L. Miller, James E. Poole and Steve W. Sanders as nominees for election as directors of the Company at the Annual Meeting (each a “Nominee”). Each Nominee is currently a director of the Company and all Nominees have consented to being named as a nominee in this proxy statement and to serve as a director if elected. If elected, each Nominee will serve until the expiration of his/her term at the next annual meeting of stockholders and until his/her successor is elected and qualified or until his/her earlier death, resignation or removal from office.
Under our bylaws, our directors are elected by a plurality of votes cast. For more information on the voting requirements, see “Voting Shares—Election of Directors” above.
The Board unanimously recommends a vote “FOR” the six Nominees.

DIRECTOR NOMINEES

The table below sets forth certain information regarding the business experience and qualifications, attributes and skills of the Nominees for election to the Board of Directors:

Name and Tenure	Age	Business Experience, Qualifications, Attributes and Skills
Adolphus B. Baker Director since 1991	62
Mr. Baker serves as Chairman of the Board and Chief Executive Officer of the Company. He served as President until April 7, 2018. He was elected Chairman of the Board in 2012 and President and Chief Operating Officer in 1997. Mr. Baker served as Chief Operating Officer until he was elected Chief Executive Officer in 2010. He was serving as Vice President and Director of Marketing of the Company when elected President. Previously, Mr. Baker had served as Assistant to the President since 1987 and has been employed by the Company since 1986. He is past chairman of the American Egg Board, United Egg Producers, Egg Clearinghouse, Inc. and Mississippi Poultry Association and a past director of United Egg Producers. He is a director of Eggland’s Best, Inc., Trustmark Corporation and Trustmark National Bank. He is also a member of the board of managers of Eggland’s Best, LLC. Mr. Baker is the son-in-law of Fred R. Adams, Jr., our Chairman Emeritus.
Mr. Baker brings a highly informed view of Company operations to the Board’s activities. He is active in the industry and has the depth of knowledge and experience necessary to guide the Company through a continuously changing spectrum of challenges and opportunities in the egg industry.

Max P. Bowman Director since 2018	59
Mr. Bowman has served as Vice President – Chief Financial Officer, Treasurer and Secretary since October 5, 2018. He joined the Company as the Vice President – Finance in June 2018. Mr. Bowman was Chief Financial Officer, Vice President and Secretary of Southern States Utility Trailer Sales, Inc. and H & P Leasing, Inc. from October 2014 until June 2018. From 2003 to 2014, Mr. Bowman was co-founder of Tenax LLC and Tenax Aerospace, LLC, a special mission aircraft leasing company. Mr. Bowman served in numerous leadership capacities at Tenax Aerospace including, Chief Executive Officer, Chief Financial Officer and President and served on the Board of Directors. Mr. Bowman also served as a Board member and executive officer or WGS Systems, LLC. From 1997 until 2003 Mr. Bowman served as the Chief Financial Officer for ChemFirst, Inc. (CEM) a NYSE company that was sold to DuPont, DD-B (NYSE) in December 2002.

With over 35 years of relevant business experience in finance and executive management in private and public companies, Mr. Bowman brings proven and strong leadership to the Company particularly in the areas of Accounting, Finance, Communications and Risk Management.

Letitia C. Hughes Director since 2001	67
Ms. Hughes was associated with Trustmark National Bank, Jackson, Mississippi, in managerial positions from 1974 until her retirement in 2014. At her retirement she served as Senior Vice-President, Manager, Private Banking. She is an independent director.
Ms. Hughes’ experience in leadership positions at Trustmark National Bank, a large regional bank operating in the southeastern portion of the United States, gives her broad knowledge of the general business climate and has given the Board invaluable insights into the Company’s relationships with its banks and lenders.

Name and Tenure	Age	Business Experience, Qualifications, Attributes and Skills
Sherman L. Miller Director since 2012	44
Mr. Miller serves as President and Chief Operating Officer of the Company. He joined the Company in 1996 and has served in various positions in operations. Mr. Miller was elected President in 2018 and Chief Operating Officer in 2011. He is a director of the U.S. Poultry and Egg Association, United Egg Producers and the American Feed Industry Association.
Mr. Miller’s more than 20 years of experience with the Company provides him with a deep knowledge and experience base regarding the Company’s operations, customers and industry.

James E. Poole Director since 2004	70
Mr. Poole is a Certified Public Accountant and was a principal with the accounting firm of Grantham, Poole, Randall, Reitano, Arrington & Cunningham, PLLC of Ridgeland, Mississippi for more than five years until his retirement in 2013. Mr. Poole is an independent director.
Until his retirement in 2013, Mr. Poole served a broad scope of clients as a principal in one of the larger public accounting firms in the State of Mississippi. He brings not only accounting expertise to the Board but also a broad knowledge of the general business climate within which the Company operates.

Steve W. Sanders Director since 2009	73
Mr. Sanders is a Certified Public Accountant. He retired in 2002 as the managing partner of the Jackson, Mississippi office of Ernst & Young LLP, certified public accountants, after over 30 years with that firm. He served as a director of Valley Services, Inc., a privately-held food services company from 2003 until its sale in 2012. He also served as a Lecturer at the Adkerson School of Accountancy, Mississippi State University, where he has taught accounting and auditing courses from 2003 until his retirement on June 30, 2017. Mr. Sanders is an independent director.
Mr. Sanders headed the Jackson, Mississippi office of Ernst & Young, where he was presented with a multitude of accounting issues raised by a client base consisting of a wide array of businesses until his retirement in 2002. Mr. Sanders brings to the board extensive accounting knowledge and leadership from his experience consulting and guiding companies through a multitude of complex issues and continual changes in various industries.

EXECUTIVE OFFICERS OF THE COMPANY
The following information sets forth the name, age, principal occupation and business experience during the last five years of each of the current executive officers of the Company. The executive officers serve at the pleasure of the Board.
ADOLPHUS B. BAKER, age 62, is Chairman of the Board and Chief Executive Officer. See previous description under “Nominees for Directors.”
MICHAEL CASTLEBERRY, age 61, has served as Vice President – Controller of the Company since January 1, 2014. He has been employed by the Company since November 2012, previously serving as Director of Accounting. He served as Chief Financial Officer of Maxim Production Co., Inc. from 2007 until its commercial egg assets and operations were acquired by the Company in 2012.
MAX P. BOWMAN, age 59, is Vice President, Chief Financial Officer, Treasurer and Secretary and a director and has been employed by the Company since 2018. He served as Chief Financial Officer, Vice President and Secretary of Southern States Utility Trailer Sales, Inc. and H & P Leasing, Inc. from October 2014 until June 2018. See previous description under “Nominees for Directors.”
CHARLES J. HARDIN, age 60, is Vice President – Sales. He has served in such office since 2002 and has been employed by the Company since 1989.
ROBERT L. HOLLADAY, JR., age 43, is Vice President – General Counsel. Mr. Holladay joined the Company and was appointed to this position in 2011.
SHERMAN L. MILLER, age 44, is President, Chief Operating Officer and a director. See previous description under “Nominees for Directors.”

CORPORATE GOVERNANCE
Meetings and Attendance
Our Board of Directors holds regularly scheduled quarterly meetings and may hold special meetings each year. Normally, committee meetings occur the day of the Board meeting. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present. Our Board held four regularly scheduled quarterly meetings and two special meetings during fiscal year 2019. All of our directors attended 75% or more of the aggregate of all Board of Directors meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the Annual Meeting of Stockholders, and all directors attended the 2018 Annual Meeting, as well as the special meeting of shareholders held on July 20, 2018.
Board Committees
Our Board has five standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, a Long-Term Incentive Plan Committee, and a Nominating Committee. In addition, under our bylaws our Board may designate additional committees as it deems appropriate. In certain instances the Board and its committees may take action through written consent. In fiscal year 2019 the Board took action by written consent twice. The Audit and Compensation Committees have written charters which are available on the “Investors” page of our website at www.calmainefoods.com. The Executive, Long-Term Incentive Plan, and Nominating Committees do not have charters. The table below provides the current composition for each of the Board’s standing committees.

Director	Audit	Compensation	Executive	Long-Term Incentive Plan	Nominating
Adolphus B. Baker			Chair		Chair
Max P. Bowman			Member
Letitia C. Hughes	Chair	Member		Member	Member
Sherman L. Miller			Member
James E. Poole	Member	Chair		Chair	Member
Steve W. Sanders	Member	Member		Member	Member

Audit Committee: The Audit Committee, which is composed of three directors who are independent in accordance with applicable NASDAQ listing standards and SEC rules, including the enhanced criteria with respect to audit committee members, meets with management, internal auditors, and the Company’s independent registered public accounting firm to determine the adequacy of internal controls, recommends a registered public accounting firm for the Company to select, evaluates and oversees an internal auditor for the Company, reviews annual audited and quarterly financial statements and recommends whether such statements should be included in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, and oversees financial matters. The Audit Committee held four meetings in fiscal year 2019.
Compensation Committee: The Compensation Committee is also composed of three directors who are independent in accordance with applicable NASDAQ listing standards and SEC rules. The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the Company’s executive officers by establishing goals and reviewing general policy matters relating to compensation and benefits of employees of the Company, including the issuance of equity awards to the Company’s officers, employees and directors. It reviews and approves the compensation and benefits of officers who are members of the Executive Committee and of the Chairman Emeritus, and makes recommendations to the Board of Directors and members of the Long-Term Incentive Plan Committee with respect to the Company’s incentive compensation plans and equity-based plans. For more information on the Compensation Committee processes and procedures, see “Compensation Discussion and Analysis” below. The Compensation Committee held two meetings in fiscal year 2019.
Executive Committee: The Executive Committee may exercise all of the powers of the full Board of Directors, except for certain major actions, such as the adoption of an agreement of merger or consolidation, the recommendation to stockholders of the disposition of substantially all of the Company’s assets or a dissolution of the Company, and the declaration of a dividend or authorization of an issuance of stock. In addition, it may not authorize single capital expenditure projects in excess of $10 million. The Executive Committee did not hold any formal meetings in fiscal year 2019, but worked closely together and took action by written consent nine times.
Long-Term Incentive Plan Committee: The Long-Term Incentive Plan Committee, which is composed of three independent directors, administers the Cal-Maine Foods, Inc. 2012 Omnibus Long-Term Incentive Plan, which role includes selection of the persons to whom awards may be made, determining the types of awards, determining the times at which awards will be made and other terms and conditions relating to awards, all in accordance with plan documents. The Long-Term Incentive Plan Committee held two meetings in fiscal year 2019.
Nominating Committee: The Nominating Committee considers potential director nominees proposed by committee members, other members of the Board of Directors, management or our stockholders. Any stockholder desiring to submit a director candidate for consideration should submit the candidate’s name, address and detailed background information to the Secretary of the Company at the Company’s address shown above under “General Matters.” The Secretary will forward such information to the Nominating Committee for its consideration. The Nominating Committee held one meeting in fiscal year 2019.
Consideration of Director Nominees; Diversity
In recommending nominees for the Board, the Nominating Committee considers any specific criteria the Board may request from time to time and such other factors as it deems appropriate. These factors may include any special training or skill, experience with businesses and other organizations of comparable size and type, experience or knowledge with businesses that are particularly relevant to the Company’s current or future business plans, financial expertise, the interplay of the candidate’s experience with the experience of the other directors, sufficient time to devote to the responsibilities of a director, freedom from conflicts of interest or legal issues and the extent to which, in the Nominating Committee’s opinion, the candidate would be a desirable addition to the Board. Diversity is taken into account when determining how the candidates’ qualities and attributes would complement the other directors’ backgrounds. Type of advanced studies and certification, type of industry experience, area of corporate experience and gender, among other factors, are taken into consideration. The Nominating Committee believes that the different business and educational backgrounds of the directors of the Board contribute to the overall insight necessary to evaluate matters coming before the Board.

Each candidate brought to the attention of the Nominating Committee, regardless of who recommended such candidate, will be considered on the basis of the criteria set forth above.

Stockholder Communications
Stockholders may send communications to the Board by directing them to the Secretary in the manner described above under “General Matters.” The Secretary will forward to all members of the Board any such communications he receives which, in his reasonable judgment, he deems to be not spurious and to be sent in good faith.
Risk Oversight
The Board takes its oversight role in the Company’s risk management very seriously. The Company’s Executive Committee is primarily responsible for managing the day-to-day risks of the Company’s business, and is best equipped to assess and manage those risks. The Audit Committee also plays a prominent role in assessing and addressing risks faced by the Company with respect to financial and accounting controls, internal audit functions, pending or threatened legal matters, insurance coverage and the Company’s “whistleblower” hotline policy, among other matters. The Board and the Audit Committee receive reports on the Company’s exposure to risk and its risk management practices from members of the Executive Committee as well as other members of the Company’s management and legal counsel, including reports on the Company’s information technology standards and safeguards, financial and accounting controls and security measures, environmental compliance, human resources, litigation and other legal matters, grain purchasing strategies, and customer concentration and product mix, among other things. The Board regularly receives updates about and reassesses the management of these risks throughout the year. In addition, the Board and the Audit Committee review the Company’s risk disclosures in its draft periodic reports before they are filed and have the opportunity to question management and outside advisers about the risks presented. The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure on a day-to-day basis, and the Board and its committees providing oversight in connection with those efforts.
The Board’s oversight of risks affecting the Company has not specifically affected the Board’s leadership structure. The Board believes that its current leadership structure is conducive of and appropriate for its risk oversight function. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make any change it deems appropriate.
Stock Ownership Guidelines

The Board adopted stock ownership guidelines applicable to the Company’s non-employee directors during fiscal year 2016. Under the guidelines, each non-employee director is encouraged to maintain ownership of company stock valued at two times his or her annual retainer, which is currently $45,000. All of our current non-employee directors exceed their target ownership levels. Under the stock ownership guidelines, new directors are expected to comply with the stock ownership target within five years of appointment.
Board Independence and Impact of “Controlled Company” Status
The NASDAQ stock market qualitative listing standards require that a majority of a listed company’s directors be independent and that a compensation committee and nominating committee of the Board composed solely of independent directors be established. These standards are not applicable to any company where more than 50% of the voting power is held by one individual or group. Mr. Adams, founder and Chairman Emeritus of the Company, Mr. Adam’s spouse, Mr. Baker and Mr. Baker’s spouse beneficially own, directly or indirectly, in the aggregate capital stock of the Company entitling them to 65.4% of the total voting power of the Company. Accordingly, the Company is a “controlled company” and thus exempt from those NASDAQ listing standards. As executive officers of the Company, Messrs. Baker, Bowman and Miller do not qualify as independent pursuant to the NASDAQ listing standards, if elected. Additionally, Mr. Baker serves as chair of the Nominating Committee. Our Board determined that, under the NASDAQ listing standards, the following director nominees are independent: Ms. Hughes, Mr. Poole and Mr. Sanders.
Notwithstanding the Company’s status as a controlled company, during fiscal year 2019, the Board revised the membership of the Compensation Committee to include only independent directors in accordance with the NASDAQ listing standards applicable to non-controlled companies and the governance policies of certain institutional investors and advisory groups. Accordingly, our Board has determined that all of the directors currently serving on the Compensation Committee are independent within the meaning of the NASDAQ listing standards.
The Company is, however, subject to the NASDAQ listing standards requiring that the Audit Committee (i) be composed solely of independent directors; (ii) be directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, which must report directly to the audit committee; (iii) establish procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls and auditing matters, and for employees’ confidential, anonymous submissions of concerns regarding questionable accounting or auditing matters; (iv) have the authority to engage independent counsel and other advisors when the committee determines such outside advice is necessary; and (v) be adequately funded by the Company. Our Audit Committee is in compliance with these standards. In addition, our Board has determined that each member of our Audit Committee qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.
Executive Sessions
The Company is also subject to NASDAQ listing standards that requires the independent directors of the Board to have regularly scheduled meetings at which only independent directors are present. Such meetings were held following each regular meeting of the Board during fiscal year 2019.
Code of Ethics
NASDAQ qualitative listing standards require companies to adopt a code of business conduct and ethics applicable to all directors, officers and employees that is in compliance with certain provisions of the Sarbanes-Oxley Act of 2002. The Board of Directors adopted such a code in 2004. Our Code of Ethics is posted on the “Investors—Corporate Governance” page of our website at www.calmainefoods.com.
Board Leadership Structure
Mr. Baker, our Chief Executive Officer, serves as Chairman of the Board. The Company has not named a lead independent director. The Board recognizes that the leadership structure and the decision to combine or separate the roles of the Chief Executive Officer and Chairman of the Board are prompted by the Company’s needs at any point in time. The Company’s leadership structure has varied over time and has included combining and separating these roles. As a result, the Board has not established a firm policy requiring combination or separation of these leadership roles and the Company’s governing documents do not mandate a particular structure. This provides the Board with flexibility to establish the most appropriate structure for the Company at any given time.
The Board has determined that the Company is currently best served by having one person serve as Chairman of the Board and Chief Executive Officer as it promotes communication between management and the Board of Directors and provides essential leadership for addressing the Company’s strategic initiatives and challenges. Mr. Baker’s service as Chairman of the Board aids the Board’s decision-making process because he has firsthand knowledge of the Company’s operations and the major issues facing the Company, and he chairs the Board meetings where the Board discusses strategic and business issues.
The Board also considers the above structure appropriate due to the Company’s status as a “controlled company.” Further, due to the relatively small size of the Board and the fact that one-half of the members of the Board are independent directors, the Board has not felt it necessary to designate a lead independent director.
Chairman Emeritus
Mr. Adams, the former Chairman of the Board, has been designated Chairman Emeritus of the Company. Under the Company’s bylaws, Chairman Emeritus is an advisory position. Although the Chairman Emeritus may be invited to participate in Board of Director and committee meetings, the Chairman Emeritus is not counted for quorum purposes and has no director voting rights. The Chairman Emeritus provides such advisory services to the Board of Directors as it requests.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, such as the common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To our knowledge, based solely on a review of the copies of the reports and amendments thereto filed electronically with the SEC and representations that no other reports were required, we believe that during fiscal 2019, no director, executive officer or greater than 10% stockholder failed to file on a timely basis the reports required by Section 16(a), except that Mr. Baker inadvertently failed to file one Form 5 reporting two family gift transactions, which transactions were subsequently reported on a Form 4.

Related-Party Transactions
We are the largest producer and marketer of shell eggs in the United States. We spend hundreds of millions of dollars for third-party goods and services annually, with the authority to purchase such goods and services dispersed among many different officers and managers across the United States. Consequently, there may be transactions and business arrangements with businesses and other organizations in which one of our directors or nominees, executive officers, or their immediate families, or a greater than 5% owner of either class of our capital stock, may also be a director, executive officer, or investor, or have some other direct or indirect material interest. We may refer to these relationships generally as related-party transactions.
Related-party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and executive officers or their immediate family members. The Company’s Code of Ethics prohibits directors, officers and employees of the Company from engaging in transactions which may create or appear to create a conflict of interest without disclosing all relevant facts and circumstances to, and obtaining the prior written approval of, the Company’s General Counsel. The General Counsel reports annually to the Audit Committee concerning any such disclosures. The NASDAQ listing standards require that related-party transactions be reviewed for potential conflicts of interest on an ongoing basis by the Company’s Audit Committee or another independent committee of the Board of Directors. The Audit Committee usually reviews and approves such transactions. While the Audit Committee has no specific written policy and procedures for review and approval of related-party transactions, in the past if a related-party transaction involved a director, executive officer, or their immediate family members, in evaluating such transaction the Audit Committee has considered, among other factors:

•	the goods or services provided by or to the related party,

•	the nature of the transaction and the costs to be incurred by the Company or payments to the Company,

•	the benefits associated with the proposed transaction and whether alternative goods or services are available from unrelated parties,

•	the advantages the Company would gain by engaging in the transaction,

•	whether the terms of the transaction are fair to the Company and arms-length in nature,

•	the materiality of the transaction to the Company and to the related party, and

•	management’s determination that the transaction is in the best interests of the Company.

At a special meeting on July 20, 2018, the Company’s stockholders approved amendments to the Company’s certificate of incorporation to change the restrictions on who may hold Class A Common Stock, with ten votes per share, without conversion into common stock, with one vote per share, in order to facilitate estate planning for the Company’s founder and Chairman Emeritus, Fred R. Adams, Jr, and to add certain related provisions. The Company incurred legal and other expenses in connection with these amendments. Pursuant to negotiations with a special committee of the Board relating to these amendments, Mr. Adams, through a conservatorship of which Mrs. Jean Reed Adams (the spouse of Mr. Adams) and Mr. Adolphus B. Baker (our Chief Executive Officer and Chairman of the Board) are co-conservators, reimbursed the Company $750,000 of these expenses. Refer to the discussion of these transactions and relationships in Part I, Item 1A under the caption “Risk Factors,” and Part II Item 8, Note 18, Notes to Consolidated Financial Statements, of our Annual Report.

No other reportable related-party transactions have taken place since the beginning of fiscal year 2019, and none are currently proposed.

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our named executive officers. As previously announced, Timothy A. Dawson resigned as Vice-President – Chief Financial Officer, Treasurer and Secretary and director effective October 5, 2018, and retired from the Company effective January 25, 2019. Our named executive officers for fiscal year 2019 are listed below:

•	Adolphus B. Baker, Chairman of the Board and Chief Executive Officer;

•	Max P. Bowman, Vice President – Chief Financial Officer, Treasurer, and Secretary;

•	Sherman L. Miller, President and Chief Operating Officer;

•	Charles J. Hardin, Vice President – Sales;

•	Robert L. Holladay, Jr., Vice President – General Counsel; and

•	Timothy A. Dawson, former Vice President – Chief Financial Officer, Treasurer, and Secretary.
Compensation Philosophy and Process
We believe we are the only publicly held company in the United States whose primary business is the commercial production, processing, and sale of shell eggs. Accordingly, there is little, if any, public information available regarding the compensation paid by our competitors. It is our intent to compensate our employees at a level that will appropriately reward them for their performance, minimize the number of employees leaving our employment because of inadequate compensation, and enable us to attract sufficient talent as our business expands.
As stock representing more than 50% of the voting power for the election of directors is owned, directly or indirectly, by Mr. Adams, our founder, and members of his family, we are a controlled company as defined in Rule 5615(c)(1) of the NASDAQ listing rules. As such, we are not required to have the compensation of our named executive officers determined by a majority of our independent directors or a Compensation Committee composed entirely of independent directors. However, effective October 5, 2018, our Compensation Committee is composed solely of our three independent directors. We divide our executive officers into two categories for compensation purposes. The first are members of the Executive Committee of our Board of Directors, which during fiscal year 2019 was composed of Messrs. Baker, Bowman (as of October 5, 2018), Miller and Dawson (until October 5, 2018). The compensation of the members of the Executive Committee is approved by the Compensation Committee, after recommendation by the Executive Committee. The compensation for other executive officers, including named executive officers who are not members of the Executive Committee, is determined by the Executive Committee based on the overall compensation goals and guidance established by the Compensation Committee. Finally, incentive awards, including equity awards, are approved by the Long-Term Incentive Plan Committee, which is composed entirely of independent directors.
Compensation Practices and Risks
We do not believe any risks arise from the Company’s compensation policies and practices that are likely to have a material adverse effect on the Company.
Elements of Compensation
During fiscal 2019, our executive compensation program had the following primary components: base salary, an annual cash bonus and equity compensation in the form of restricted stock awards. Our named executive officers also received certain perquisites and certain of our named executive officers participate in our deferred compensation plan. The tables that follow give details as to the compensation of each of our named executive officers for fiscal year 2019.
Base Salary
We believe that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Base salary adjustments, if any, are approved in December of each year and become effective January 1st of the following calendar year. After consideration of the review of peer company compensation prepared in 2018 by Mercer (US) Inc. (“Mercer”), a compensation consulting firm engaged by our Compensation Committee, which review indicated that the base salaries of our executive officers continue to lag behind the peer group, the Compensation Committee approved base salary increases effective January 1, 2019 for the members of the Executive Committee as follows: Mr. Baker – 3.5%, Mr. Bowman – 4% and Mr. Miller – 3.9%. Based on the same analysis, the Executive Committee approved base salary increases for our other named executive officers, also effective January 1, 2019, as follows: Mr. Hardin – 3% and Mr. Holladay – 3%. See “Benchmarking of Compensation” below for information regarding the Mercer report.
Annual Cash Bonus
Executive Committee Members and General Counsel Bonus Programs
For members of our Executive Committee and Mr. Holladay, our General Counsel, the bonus program is essentially subjective, rather than utilizing objective criteria. The Executive Committee recommends bonuses for its members and Mr. Holladay, and the Compensation Committee reviews these recommendations and makes the final determination as to bonus awards. Although these bonus awards are not based on objective goals, our Company’s profitability has historically been the most significant item in determining bonus amounts for the Executive Committee members and Mr. Holladay. Mr. Hardin has historically participated in the general bonus program applicable to our other officers and employees. The Committee considered the Company’s significantly improved profitability and each individual’s job performance in determining bonuses for the Executive Committee and Mr. Holladay for 2019.
General Bonus Program
During fiscal year 2019, Mr. Hardin was covered by our general bonus program. Under this program, the amount of bonus that could be earned was equal to 50% of the sum of the officer’s base salary plus such officer’s prior year’s bonus. This program is designed to reward both Company and individual performance during the year.
Of the potential bonus that could be earned by Mr. Hardin under this program, 50% is based on our profitability. If we earn a minimum profit, on a pre-tax basis, of five cents per dozen eggs produced, Mr. Hardin could earn the full portion of his bonus attributable to our profitability, subject to adjustment at the discretion of the Chief Executive Officer. If our profit is less than five cents per dozen eggs produced, Mr. Hardin’s bonus would be reduced by a corresponding percentage. The remaining 50% is based on his individual performance as evaluated by our Chief Executive Officer in his discretion. Mr. Baker’s evaluation includes his personal assessment of the overall efficiency, effectiveness, cooperativeness, enthusiasm, judgment and attitude that Mr. Hardin brings to the performance of his duties.
Equity Compensation
The Company believes it is essential to provide our named executive officers with a long-term equity component of compensation in order to better align their interests with those of the Company’s stockholders.
Our named executive officers participate in our 2012 Omnibus Long-Term Incentive Plan (“2012 Plan”). The 2012 Plan is administered by the Long-Term Incentive Plan Committee of the Board (“LTIP Committee”). On December 21, 2018, the LTIP Committee authorized grants of restricted stock (the “RSAs”) to a broad base of employees of the Company, including the named executive officers, which grants were effective January 15, 2019. The RSAs vest fully on the third anniversary of the date of grant, January 15, 2022. The LTIP Committee’s use of RSAs, the level of RSAs awarded to each named executive officer, and the vesting structure of such RSAs were based in large part on the recommendations of Mercer’s 2018 report, and comparisons to the Company’s peer group, and were consistent with the grant levels in 2018. See the “Benchmarking of Compensation” and “Compensation Consultants” sections below.
While the LTIP Committee has not developed formal policies concerning the timing of grants and other matters, its practice has been to authorize grants of restricted shares annually in mid-December, with the grants to be made effective the following January.
Deferred Compensation Arrangements
The Company maintains a Deferred Compensation Plan, in which all of our officers are eligible to participate if selected by the LTIP Committee. Currently, Messrs. Baker, Bowman and Hardin are the only named executive officers who participate in the plan. Under the Deferred Compensation Plan, the Company establishes an account for each participant, and each year the LTIP Committee, in its discretion, may elect to make a contribution for each participant. Each participant’s account is also credited with investment earnings equal to a fund selected by the Board. For fiscal year 2019, the Company contribution for Messrs. Baker, Bowman and Hardin was approximately 18% of each officer’s base salary. Currently, the index fund selected by the Board is the Vanguard 500 Index Fund Admiral Shares. Participants may elect to receive their distribution in a lump sum or in annual installments. Each of the named executive officers participating in this Deferred Compensation Plan has elected the lump sum distribution alternative. All contributions to each officer’s account are immediately vested. The LTIP Committee determines which contributions, if any, will be made during December of each year. The contributions made for our named executive officers under the Deferred Compensation Plan are reflected in the “Nonqualified Deferred Compensation” table in the “Compensation Tables” section below.
Employee Benefits and Perquisites
While we do not maintain a pension plan, we do maintain the Cal-Maine Foods, Inc. KSOP (“KSOP”), which is a combination 401(k) and employee stock ownership plan. We currently contribute an amount not less than 3% of each participant’s base salary and bonus to the KSOP each year, subject to statutory limitations. All full time employees 21 years of age or older with at least one year of service, including our named executive officers, are members of the KSOP. We also sponsor an elective 401(k) component within the KSOP, but we make no contributions directly to the 401(k) component on behalf of the participants. Each of our named executive officers participates in an enhanced health plan pursuant to which we reimburse the participating officer for any eligible health expense not covered by our primary health plan, up to $10,000 per calendar year. In addition, we have a plan under which officers who meet minimum tenure qualifications will be provided health coverage after their retirement. The coverage we provide is secondary to their Medicare coverage.
Each of our named executive officers is provided one automobile for which we pay the operating and maintenance costs. We also pay club dues on behalf of certain of our named executive officers as determined by the Board of Directors.
Certain officers are provided individual life insurance policies, the premiums of which are paid by the Company. Historically, the Executive Committee has made the determination of which officers would be provided such benefit on a case-by-case basis. In addition, Mr. Baker and the Company are parties to a split-dollar life insurance arrangement. The premiums paid on behalf of the named executive officers and the imputed income relating to the split-dollar life insurance policies for Mr. Baker are set forth in the “All Other Compensation Table” in the “Compensation Tables” section below.
General Matters Regarding Executive Compensation
Employment Agreements and Severance and Change in Control Arrangements
None of our named executive officers has an employment agreement with the Company. In addition, no named executive officer is entitled to receive any severance or change in control payment; however, existing grants of RSAs do vest on death, disability or change in control, and the LTIP Committee in its sole discretion may determine that such grants will vest partially or in full as of retirement. In December 2018, the LTIP Committee approved the partial vesting of Mr. Dawson’s outstanding RSAs in connection with his retirement. See the “Potential Payments Upon Termination or Change in Control” section below.
Stock Ownership Guidelines
The Board adopted stock ownership guidelines applicable to the Company’s executive officers during fiscal year 2016. Under the guidelines, the chief executive officer is required to maintain ownership of company stock valued at five times his or her base salary, the chief financial officer is required to maintain ownership of company stock valued at three times his or her base salary and each other executive officer is required to maintain ownership of company stock valued at two times his or her base salary. Under the stock ownership guidelines, executive officers are expected to comply with the stock ownership target by April 1, 2021, or in the case of new executives, within five years of the date of their appointment. As of the record date, all current executive officers, other than Mr. Bowman who just joined the Company in June 2018 and became an executive officer in October 2018, exceed their target ownership levels.
Compensation Advisors
Benchmarking of Compensation
Since fiscal year 2013 the Compensation Committee has engaged the consulting firm of Mercer (US) Inc. (“Mercer”) to periodically provide compensation analysis and consulting services regarding executive and director compensation. Part of this engagement involves benchmarking the Company’s executive pay against a peer group and published compensation surveys. During fiscal 2019, Mercer provided the Compensation Committee with an update of its prior executive compensation analysis through May 1, 2019, including the benchmarking. The most current peer group consisted of 15 companies, all of which are publicly traded. The peer group was selected based on research by Mercer and input from management and consisted of the following companies based on size (as measured by revenues), industry focus and market capitalization:

B&G Foods, Inc.	National Beverage Corp.
Calavo Growers, Inc.	Pyrus International, Inc.
Flowers Foods, Inc.	Sanderson Farms, Inc.
Farmer Brothers Co.	Seneca Foods Corporation
The Hain Celestial Group, Inc.	Sunopta, Inc.
J & J Snack Foods Corp.	The Boston Bean Company, Inc.
John B. Sanfilipo & Son, Inc.	Universal Corporation
Lancaster Colony Corporation

Compensation Consultants
In addition to the services described above, the Chairman of the Compensation Committee also periodically engages Mercer to review annual and long-term incentive plan designs for competitiveness and alignment with peer companies, and to update management and the Board on executive compensation trends, including director compensation. This review was last completed in fiscal 2020.
Mercer reported directly to Mr. Baker, who was the Chairman of the Compensation Committee in June 2018, but also consulted with Mr. Dawson, who was the Vice President and Chief Financial Officer of the Company at the time, and Mr. Poole, an independent director and member of the Compensation Committee. During fiscal year 2019, the LTIP Committee based its grants of RSAs to officers and directors in large part on Mercer’s fiscal 2019 recommendations. After October 2018, Mr. Poole was Chairman and Mercer reported directly to him. Messrs. Baker and Bowman also consulted with Mercer in 2019.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management of the Company and, based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the above Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A for the 2019 Annual Meeting of Stockholders.

James E. Poole, Chairman
Letitia C. Hughes
Steve W. Sanders
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during fiscal year 2019 were Mr. Poole, Ms. Hughes, Mr. Sanders and Mr. Baker (until October 2018). None of Ms. Hughes, Mr. Poole and Mr. Sanders was formerly an officer of the Company. Mr. Baker is the Company’s Chairman and Chief Executive Officer.

During fiscal year 2019 and after October 2018, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.

COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Adolphus B. Baker, Chairman/CEO	2019 2018 2017	426,485 413,178 416,769	410,000 385,000 223,989	293,724 286,000 279,500	22,343 71,443 71,644	137,532 126,756 141,567	1,290,084 1,282,377 1,133,469
Max P. Bowman, VP/CFO/ Treasurer/Secretary(5)	2019	239,808	200,000	97,823	3,978	72,169	613,778
Sherman L. Miller, President/Chief Operating Officer	2019 2018 2017	260,231 231,430 224,423	245,500 225,000 108,456	97,823 95,260 93,095	-0- -0- -0-	29,909 26,908 25,360	633,463 578,598 451,334
Charles J. Hardin, VP/Sales	2019 2018 2017	222,091 216,443 217,293	193,062 160,238 101,168	58,728 57,200 55,900	17,491 62,756 65,026	60,523 58,368 47,807	551,895 555,005 487,194
Robert L. Holladay, Jr., VP/General Counsel	2019 2018 2017	209,502 203,499 205,077	200,000 185,000 95,369	97,823 95,260 93,095	-0- -0- -0-	33,608 37,746 32,911	540,933 521,505 426,452
Timothy A. Dawson, former VP/CFO/ Treasurer/Secretary(6)	2019 2018 2017	207,292 309,884 314,077	-0- 285,000 167,805	-0- 95,260 93,095	23,363 105,616 110,400	14,174 89,051 90,214	244,829 884,811 775,591
___________________

(1) Salary for fiscal years 2019 and 2018 include 26 pay periods. Salary for 2017 includes 27 pay periods due to the 53 weeks in the 2017 fiscal year.

(2) The amount listed represents the aggregate grant date fair value of time-vested restricted stock grants (“RSAs”) computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Compensation – Stock Compensation (“FASB ASC Topic 718”).

(3) Reflects aggregate earnings on nonqualified deferred compensation based on the increase in value of the Vanguard 500 Index Fund Admiral Shares, the index fund selected by the Board to determine investment credits under the nonqualified Deferred Compensation Plan.

(4) The detail on amounts in this column is set forth in the “All Other Compensation” table below.

(5) Mr. Bowman joined the Company on June 25, 2018, and was appointed as an executive officer and elected to the board on October 5, 2018.

(6) Mr. Dawson resigned as Vice-President, Chief Financial Officer, Treasurer and Secretary and director effective October 5, 2018, and retired from the Company effective January 25, 2019, following a transition period.

2019 ALL OTHER COMPENSATION TABLE (1)

Name	Auto ($)	Deferred Compensation Contributions ($)	Club Dues ($)	Payment or Imputed Income Based on Cost of Life Insurance Coverage ($)(2)	Medical Reimbursement ($)(3)	KSOP Contribution ($)(4)	Total ($)
Adolphus B. Baker	1,400	67,110	9,172	44,146	7,307	8,437	137,572
Max P. Bowman	11,235	45,000	6,826	2,449	6,659	-0-	72,169
Sherman L. Miller	8,190	-0-	2,500	608	10,034	8,577	29,909
Charles J. Hardin	2,600	39,475	-0-	-0-	10,115	8,333	60,523
Robert L. Holladay, Jr.	10,400	-0-	9,172	1,500	4,207	8,329	33,608
Timothy A. Dawson	3,443	-0-	3,528	993	1,233	4,977	14,174
___________________

(1) See “Compensation Discussion and Analysis” for more information on these elements of executive compensation.

(2) For named executive officers other than Mr. Baker, the amount listed represents premiums paid on life insurance policies provided for such officer. Of Mr. Baker’s total amount listed for 2019, $35,613 represents premiums paid on non-split-dollar life insurance policies and $8,533 represents income imputed to Mr. Baker related to the split-dollar life insurance arrangements discussed in “Compensation Discussion and Analysis—Elements of Compensation—Employee Benefits and Perquisites” above.

(3) As required by the SEC rules, the amounts reflected in the table relate to fiscal year reimbursements. As noted in the “Compensation Discussion and Analysis—Elements of Compensation—Employee Benefits and Perquisites” above, the Company caps health expense reimbursements at $10,000 per calendar year.

(4) As required by SEC rules, the amount reflected in this table reflects fiscal year reimbursements. KSOP contribution limits were $8,250 for calendar year 2018 and $8,400 for calendar year 2019.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Adolphus B. Baker	01/15/19	12/21/18	6,882	293,724
Max P. Bowman	01/15/19	12/21/18	2,292	97,823
Sherman L. Miller	01/15/19	12/21/18	2,292	97,823
Charles J. Hardin	01/15/19	12/21/18	1,376	58,728
Robert L. Holladay, Jr.	01/15/19	12/21/18	2,292	97,823
Timothy A. Dawson	-0-	-0-	-0-	-0-
___________________

(1) Amounts shown in this column represent grants of RSAs made in fiscal year 2019, which vest fully on the third anniversary of the date of grant, conditioned upon the grantee remaining employed by the Company. Vesting of such RSAs is accelerated upon a change in control of the Company or upon the death or disability of the grantee. If the grantee’s employment is terminated due to retirement, the LTIP Committee may provide for full or partial vesting of such shares in its sole discretion.

(2) The grant date fair value of the RSAs set forth in this column is based on the closing price of Company common stock on the grant date, which was $42.68.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Adolphus B. Baker	01/16/17	6,500	240,630
	1/16/2018	6,500	240,630
	1/15/2019	6,882	254,772
Max P. Bowman	01/15/19	2,292	84,850
Sherman L. Miller	01/16/17	2,165	80,148
	01/16/18	2,165	80,148
	01/15/19	2,292	84,850
Charles J. Hardin	01/16/17	1,300	48,126
	1/16/2018	1,300	48,126
	01/15/19	1,376	50,940
Robert L. Holladay, Jr.	01/16/17	2,165	80,148
	1/16/2018	2,165	80,148
	01/15/19	2,292	84,850
___________________

(1) All of these RSA grants were made under the 2012 Plan and will vest fully on the third anniversary of the date of grant, conditioned upon the grantee remaining employed by the Company. Vesting of such RSAs is accelerated upon a change in control of the Company (as defined in the 2012 Plan) or upon the death or disability of the grantee. If the grantee’s employment is terminated due to retirement, the LTIP Committee may provide for full or partial vesting of such shares in its sole discretion.

(2) Market value is based on the closing price of Company common stock as of May 31, 2019, the last business day of the Company’s fiscal year 2019, which was $37.02.

STOCK VESTED

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized On Vesting ($)(2)

Adolphus B. Baker	6,000	256,080
Max P. Bowman	-0-	-0-
Sherman L. Miller	2,000	85,360
Charles J. Hardin	1,200	51,216
Robert L. Holladay, Jr.	2,000	85,360
Timothy A. Dawson(3)	4,144	174,851
___________________

(1) The number of shares acquired is reported on a gross basis. The Company withheld the necessary number of shares of common stock in order to satisfy withholding taxes due upon vesting of the RSAs, thus the named executive officers actually received a lower number of shares of the Company’s common stock than the numbers reported in this table.

(2) The value realized on vesting of RSAs is based on the closing sale price on the date of vesting of the RSAs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

(3) In addition to his RSAs that vested as scheduled, the LTIP Committee accelerated the vesting of 2,144 RSAs upon Mr. Dawson’s retirement in January 2019.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Adolphus B. Baker	-0-	67,110	22,343	-0-	714,036
Max P. Bowman	-0-	45,000	3,978	-0-	48,978
Sherman L. Miller	N/A	N/A	N/A	N/A	N/A
Charles J. Hardin	-0-	39,475	17,491	-0-	589,837
Robert L. Holladay, Jr.	N/A	N/A	N/A	N/A	N/A
Timothy A. Dawson	-0-	-0-	23,363	-0-	912,552
___________________

(1) The entire amount reported in this column for each named executive officer is included within the amount reported as 2019 all other compensation in the Summary Compensation Table.

(2) The entire amount reported in this column for each named executive officer is included within the amount reported as 2019 change in pension value and nonqualified deferred compensation earnings in the Summary Compensation Table. This amount reflects aggregate earnings on nonqualified deferred compensation based on the increase in value of the Vanguard 500 Index Fund Admiral Shares, the index fund selected by the Board to determine investment credits under the nonqualified Deferred Compensation Plan.

(3) Amounts reported in this column for each named executive officer include amounts previously reported in the Company’s Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, contributions. This total reflects the cumulative value of each named executive officer’s contributions and investment experience.

For additional detail regarding these arrangements, see “Compensation Discussion and Analysis – Elements of Compensation – Deferred Compensation Arrangements.”

Pension Benefits
No named executive officer participates in any pension plan.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As described in the Compensation Discussion and Analysis, the Company has not entered into agreements with our named executive offices that provide for severance or change in control payments. Accordingly, the RSAs, which will vest upon certain terminations of employment and a change in control (as defined in the 2012 Plan), as described in the footnotes to the table, are the only form of compensation reflected in the table below.
In addition, the following table does not quantify payments under plans that are generally available to all salaried employees, similarly situated to the named executive officers in age, years of service, date of hire, etc., and that do not discriminate in scope, terms or operation in favor of executive officers.

For the named executive officers, the value of the RSAs that would vest upon termination of employment due to death or disability, or a change in control of the Company as of the end of the Company’s fiscal year ended June 1, 2019, are outlined below, based on the Company's closing stock price of $37.02 on May 31, 2019, the last business day of such fiscal year.

Name	Form of Compensation	Involuntary Termination By Company or Voluntary Termination by Employee(1) ($)	Retirement(2) ($)	Death or Disability(3) ($)	Change in Control(4) ($)
Adolphus B. Baker	RSAs	-0-	736,032	736,032	736,032
Max P. Bowman	RSAs	-0-	84,850	84,850	84,850
Sherman L. Miller	RSAs	-0-	245,146	245,146	245,146
Charles J. Hardin	RSAs	-0-	147,192	147,192	147,192
Robert L. Holladay, Jr.	RSAs	-0-	245,146	245,146	245,146
___________________

(1) Upon termination by the Company or the employee (other than termination due to a retirement, death or disability), the named executive officers’ RSA agreements provide for forfeiture of all unvested RSAs.

(2) Upon retirement of a grantee, the LTIP Committee in its sole discretion may provide that RSAs will vest partially or in full as of the effective date of the grantee’s termination due to retirement. The amounts set forth in the column assume the LTIP Committee has exercised discretionary authority to fully vest all such RSAs.

(3) Upon death or disability of a grantee, all RSAs will vest as of the date of such death or disability and all restrictions will lapse.

(4) Upon the completion of a change in control of the Company, all RSAs will vest and all restrictions will lapse.
Mr. Dawson retired from the Company effective January 25, 2019. In connection with his retirement, the LTIP Committee approved the accelerated vesting of 2,144 RSAs, representing approximately half of his outstanding RSA awards. The remainder of his RSAs were forfeited upon his retirement.
PAY RATIO DISCLOSURE
To determine the median employee compensation, we analyzed all of Cal-Maine’s employees, excluding Cal-Maine’s Chief Executive Officer, as of May 31, 2019. We annualized wages for employees that were not employed for the full year. We used year to date gross wages as the consistently applied compensation metric to determine the median employee. After identifying the median employee, we calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our named executive officers in the Summary Compensation Table on page 20.
The 2019 annual total compensation of our median employee other than Mr. Baker was $35,359. Mr. Baker’s 2019 annual total compensation was $1,290,084. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 36 to 1. Given the different methodologies that different public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

DIRECTOR COMPENSATION
For fiscal year 2019, the Company’s non-employee directors each received an annual fee of $45,000 as compensation for their services as a director. The fee is paid in quarterly installments, in advance. During fiscal 2019, Ms. Hughes and Messrs. Poole and Sanders each received an additional fee for special committee work and committee meetings. Employee directors receive no additional compensation for their services as directors of the Company, and the compensation of Messrs. Baker, Bowman and Miller is reflected in the Summary Compensation Table above. On January 15, 2019, Ms. Hughes and Messrs. Poole and Sanders, as independent directors, each received grants of 2,292 RSAs under the Company’s 2012 Plan. Such RSAs vest 100% on the third anniversary of the date of grant. Mercer also periodically reviews and benchmarks the Company’s director compensation program, and the last such review was completed in 2019. No changes to the director compensation program were adopted as a result of that review. See “Compensation Discussion & Analysis – Compensation Advisors” for more information regarding Mercer.
DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
		(1)
Letitia C. Hughes	51,000	97,823	148,823
James E. Poole	50,000	97,823	147,823
Steve W. Sanders	50,000	97,823	147,823
___________________
(1) The aggregate grant date fair value of the RSAs set forth in this column is computed in accordance with FASB ASC Topic 718 and based on the closing price of the Company’s common stock as of the grant date, which was $42.68. At the end of fiscal year 2019, each director listed in this table had 6,622 unvested RSAs.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended June 1, 2019, with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures.
The Committee also worked with Frost, PLLC, the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with Frost, PLLC that firm’s independence from management and the Company and all matters required to be discussed pursuant to Public Company Accounting Oversight Board rules, and has received the written disclosures and letter from Frost, PLLC required by Public Company Accounting Oversight Board rules, and considered the compatibility of nonaudit services with Frost, PLLC’s independence.
The Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2019, for filing with the SEC.
The Board of Directors has determined that all members of the Audit Committee are “audit committee financial experts” and independent directors within the meaning of SEC regulations.
Letitia C. Hughes, Chairperson
James E. Poole
Steve W. Sanders

FEES AND RELATED DISCLOSURES FOR ACCOUNTING SERVICES
The following table discloses the aggregate fees billed by Frost, PLLC for professional services rendered during fiscal 2019 and 2018:

	FISCAL 2019		FISCAL 2018
Fee	Amount ($)	% of Total	Amount ($)	% of Total
Audit Fees	280,455	93	270,346	93
Audit-Related Fees	20,717	7	20,137	7
Tax Fees	-0-	-0-	-0-	-0-
All Other Fees	-0-	-0-	-0-	-0-

All audit and any material non-audit services provided by the Company’s independent registered public accounting firm require pre-approval by the Audit Committee or its designee. 100% of the services performed by Frost, PLLC for the fiscal years 2019 and 2018 were pre-approved by the Audit Committee.
Audit fees include fees associated with the annual audit of the Company’s financial statements and the review of the financial statements included in the Company’s quarterly reports on Form 10-Q. Audit-related fees principally include employee benefit plan audits for plan fiscal years ended December 31, 2018 and December 31, 2017.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected the firm of Frost, PLLC of Little Rock, Arkansas, to serve as independent registered public accounting firm for the Company for fiscal year 2020, and the Board of Directors recommends a vote FOR ratification of such selection. There have been no controversies, disputes or differences of opinion with Frost, PLLC since the firm has been engaged by the Company.
Frost, PLLC has extensive experience in serving the poultry and egg industries, and, as a result, the Audit Committee felt they would be particularly well-suited to serve as independent registered public accounting firm for the Company. If the Company’s stockholders do not ratify the selection of Frost, PLLC, the Audit Committee will reconsider this selection.
Representatives of Frost, PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and may make a statement if they desire to do so.
Approval of this proposal requires the vote of a majority of the voting interest present in person or represented by proxy. For more information on the voting requirements, see “Voting Shares” above. Unless otherwise specified, proxies will be voted FOR the ratification of Frost PLLC’s selection.
The Board unanimously recommends a vote “FOR” the ratification of the selection of Frost, PLLC as independent registered public accounting firm of the Company.
STOCKHOLDER PROPOSALS
Stockholder proposals for the 2020 Annual Meeting must comply with the requirements of the SEC and be received in writing by the Company no later than May 2, 2020, to be considered for inclusion in the Company’s proxy materials. Stockholder proposals should be addressed to Cal-Maine Foods, Inc., Post Office Box 2960, Jackson, Mississippi 39207, Attention: Secretary. Stockholders wishing to present a proposal at the 2020 Annual Meeting without having the proposal included in the Company’s proxy materials must submit the proposal in writing to the Company’s Secretary, at the above address, by July 16, 2020. In order to prevent controversy about the date of receipt of a proposal, the Company strongly recommends that any stockholder wishing to present a proposal submit the proposal by certified mail, return receipt requested.
OTHER MATTERS
The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, if any other matters are properly brought before the meeting, the proxies named in the enclosed proxy will vote in accordance with their best judgment on such matters.
Holders of common stock are urged to complete, sign and date the accompanying proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States.
INCORPORATION BY REFERENCE
The accompanying Annual Report on Form 10-K contains the audited consolidated balance sheets of the Company at June 1, 2019 and June 2, 2018, and related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for fiscal years ended June 1, 2019, June 2, 2018, and June 3, 2017. Such financial statements are incorporated herein by reference.
By order of the Board of Directors,
Max P. Bowman, Secretary
Jackson, Mississippi
August 30, 2019

VOTE

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Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

☐ Mark here to vote FOR all nominees

☐ Mark here to WITHHOLD vote from all nominees

☐ To allocate your votes among nominees for director utilizing cumulative voting, indicate the number of votes for each director opposite the name of each nominee.

01 - Adolphus B. Baker ______	02 - Max P. Bowman ______	03 - Letitia C. Hughes ______
04 - Sherman L. Miller ______	05 - James E. Poole ______	06 - Steve W. Sanders ______

Please refer to the Proxy Statement for a discussion of cumulative voting.

	For	Against	Abstain
2. Ratification of Frost, PLLC as the Company's Independent Registered Public Accounting Firm for fiscal year 2020.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof. If a nominee for director is unable to serve or, for good cause, will not serve as director, the proxies may vote for any person for director in their discretion.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

1. Sign your name exactly as it appears on the label. 2. When signing as attorney, executor, administrator, trustee, or guardian, please state full title as such. 3. If a corporation, please sign in full corporate name by president or other authorized officer. 4. If a partnership, please sign in partnership name by authorized person. 5. When shares are held jointly, both stockholders must sign this proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

2019 PROXY — CAL-MAINE FOODS, INC.

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THIS PROXY IS BEING SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS.

The undersigned hereby appoints Adolphus B. Baker and Max P. Bowman, or either of them, as proxies with the power to appoint their substitutes and hereby authorizes them to represent and vote, as designated below, all the shares of the Common Stock and/or Class A Common Stock of Cal-Maine Foods, Inc. (the "Company"), held of record by the undersigned on August 9, 2019, at the Annual Meeting of Stockholders of the Company, to be held on October 4, 2019, and at any adjournment thereof, with all powers the undersigned would possess if personally present.

When properly executed, this proxy will be voted in the manner directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED, AND FOR RATIFICATION OF THE APPOINTMENT OF FROST, PLLC AS THE COMPANY'S REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020. The undersigned hereby revokes any proxy heretofore given by the undersigned to vote at the Annual Meeting. This proxy may be revoked prior to its exercise, either in person or in writing.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED POSTAGE-PAID ENVELOPE

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Change of Address — Please print new address below.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Voting Instructions — KSOP VOTING INSTRUCTIONS

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ To allocate your votes among nominees for director utilizing cumulative voting, indicate the number of votes for each director opposite the name of each nominee.

01 - Adolphus B. Baker ____	02 - Max P. Bowman ____	03 - Letitia C. Hughes ____
04 - Sherman L. Miller ____	05 - James E. Poole ____	06 - Steve W. Sanders ____

Please refer to the Proxy Statement for a discussion of cumulative voting.

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For ☐ Against ☐ Abstain ☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof. If a nominee for director is unable to serve or, for good cause, will not serve as director, the proxies may vote for any person for director in their discretion.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

1. Sign your name exactly as it appears on the label. 2. When signing as attorney, executor, administrator, trustee, or guardian, please state full title as such. 3. If a corporation, please sign in full corporate name by president or other authorized officer. 4. If a partnership, please sign in partnership name by authorized person. 5. When shares are held jointly, both stockholders must sign this proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Voting Instructions — CAL-MAINE FOODS, INC. KSOP VOTING INSTRUCTIONS

THESE VOTING INSTRUCTIONS ARE BEING SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS.

The undersigned hereby directs the Administrative Committee of the Cal-Maine Foods, Inc. KSOP to instruct the Trustee of the KSOP to vote the undersigned's shares of Common Stock of Cal-Maine Foods, Inc. in the undersigned's account in the Cal-Maine Foods, Inc. KSOP held by the undersigned on August 9, 2019, at the Annual Meeting of Stockholders of the Company, to be held on October 4, 2019, and at any adjournment thereof, with all powers the undersigned would possess if personally present.

When properly executed, these voting instructions will be carried out in the manner directed. IF NO DIRECTION IS MADE, THE TRUSTEE WILL BE DIRECTED TO VOTE FOR THE ELECTION OF ALL NOMINEES LISTED, AND FOR RATIFICATION OF THE APPOINTMENT OF FROST, PLLC AS THE COMPANY'S REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020. The undersigned hereby revokes any voting instructions heretofore given by the undersigned regarding voting at the Annual Meeting. These voting instructions may be revoked in writing prior to their exercise.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED POSTAGE-PAID ENVELOPE

C Non-Voting Items

Change of Address — Please print new address below.